Exhibit 10.3

November 13, 2009

Boeing Capital Corporation

500 Naches Avenue SW

3rd Floor

Renton, WA 98057

Ladies and Gentlemen:

Reference is hereby made to:

1)	The Boeing Company 364-Day Credit Agreement dated as of November 13, 2009 among The Boeing Company (“TBC”), the lenders named therein, JPMorgan Chase Bank, N.A., as syndication agent, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book managers, and Citibank, N.A., as administrative agent for such lenders (as amended or modified from time to time, the “364-day Credit Agreement”), and

2)	The Boeing Company Five-Year Credit Agreement dated as of November 16, 2007 among The Boeing Company (“TBC”), the lenders named therein, JPMorgan Chase Bank, N.A., as syndication agent, Citigroup Global Markets Inc. and J. P. Morgan Securities Inc., as joint lead arrangers and joint book managers, and Citibank, N.A., as administrative agent for such lenders (as amended or modified from time to time, the “5-year Credit Agreement”).

Capitalized terms used in this letter agreement that are not defined herein have the respective meanings specified in the 364-day Credit Agreement or the 5-year Credit Agreement. This letter agreement (the “Letter Agreement”) sets forth terms and conditions whereby TBC and Boeing Capital Corporation (“BCC”) agree to designate BCC as a Subsidiary Borrower under the 364-day Credit Agreement and the 5-year Credit Agreement (collectively, the “Credit Agreements”).

1.	BCC shall have the irrevocable right to borrow up to $500,000,000 (the “364-day Maximum Amount”) under the terms and conditions of the 364-day Credit Agreement, and BCC shall have the irrevocable right to borrow up to $1,000,000,000 (the “5-year Maximum Amount,” and together with the 364-day Maximum Amount, the “Maximum Amounts”) under the terms and conditions of the 5-year Credit Agreement.

2.	TBC shall not terminate any of the Credit Agreements or take any other action that would impair BCC’s ability to borrow the 364-day Maximum Amount or the 5-year Maximum Amount under the Credit Agreements.

3.	Notwithstanding the foregoing, TBC may take actions with regard to the Credit Agreements (e.g., amendment, restatement, cancellation and replacement) so long as the resulting credit support available to BCC up to the Maximum Amounts is acceptable to the nationally recognized rating agencies providing credit ratings for BCC.

4.	TBC agrees in advance to approve all BCC actions pursuant to its right as a Subsidiary Borrower under the Credit Agreements that would require TBC’s consent. No written TBC approvals to BCC actions under the Credit Agreements will be required except those written consents explicitly required by the terms of the Credit Agreements (e.g., subsidiary borrower letter, notice of borrowing, guaranty, and legal opinions).

5.	TBC agrees to guaranty unconditionally BCC borrowings up to the Maximum Amounts and other obligations of BCC as a Subsidiary Borrower on terms consistent with Exhibit J to the 364-day Credit Agreement and Exhibit J to the 5-year Credit Agreement, respectively, including BCC’s Notes thereunder.

6.	TBC and BCC will promptly and duly execute and deliver such further documents and assurances and take such further actions as may from time to time be necessary to carry out the intent and purpose of this Letter Agreement.

7.	So that BCC may make a representation in the Borrower Subsidiary Letter relating to each Credit Agreement, TBC certifies to BCC that TBC’s Consolidated statement of financial position as of December 31, 2008 and the related Consolidated statement of earnings and retained earnings for the year then ended (copies of which have been furnished to each Lender) correctly set forth the Consolidated financial condition of TBC and its Subsidiaries as of such date and the result of the Consolidated operations for such year.

8.	This Letter Agreement sets forth in full the terms of our understanding with respect to the subject matter described herein and supercedes in its entirety the Letter Agreement, dated November 14, 2008 entered into between TBC and BCC.

Please acknowledge your agreement to the foregoing by signing in the space indicated below.

Sincerely,

The Boeing Company

By:	/s/ Ruud P. Roggekamp
Ruud P. Roggekamp
Assistant Treasurer

Acknowledged and Agreed:

Boeing Capital Corporation

By:	/s/ Kevin R. Millison
Kevin R. Millison
Vice President and Chief Financial Officer

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